Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated September 10, 2020, relating to the balance sheet of Climate Change Crisis Real Impact I Acquisition Corporation as of August 10, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 4, 2020 (inception) through August 10, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 10, 2020